Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

March 10, 2022 and the Prospectus dated December 7, 2020

Registration No. 333-251186

Charter Communications Operating, LLC

Charter Communications Operating Capital Corp.

$1,000,000,000 4.400% Senior Secured Notes due 2033 (the “2033 Notes”)

$1,500,000,000 5.250% Senior Secured Notes due 2053 (the “2053 Notes”)

$1,000,000,000 5.500% Senior Secured Notes due 2063 (the “2063 Notes”)

March 10, 2022

Pricing Term Sheet dated March 10, 2022

to the
Preliminary Prospectus Supplement dated March 10, 2022

(the “Preliminary Prospectus Supplement”)
of Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

(the “Issuers”)

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.

The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Terms Applicable to the 2033 Notes

Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.
Principal Amount:	$1,000,000,000
Title of Securities:	4.400% Senior Secured Notes due 2033
Final Maturity Date:	April 1, 2033
Coupon:	4.400%
Benchmark Treasury:	1.875% due February 15, 2032
Benchmark Treasury Price and Yield:	98-30+; 1.992%

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

Spread to Benchmark Treasury:	+245 basis points
Yield to Maturity:	4.442%
Issue Price:	99.634%, plus accrued and unpaid interest, if any, from March 15, 2022
Interest Payment Dates:	April 1 and October 1
Record Dates:	March 15 and September 15
First Interest Payment Date:	October 1, 2022
CUSIP Number:	161175 CJ1
ISIN Number:	US161175CJ14
Optional Redemption:

Prior to the Par Call Date (as defined below), the 2033 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 10 days’ but not more than 30 days’ prior notice to each Holder of the 2033 Notes to be redeemed, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) plus accrued but unpaid interest to but excluding the redemption date (subject to the rights of Holders of the 2033 Notes on a record date to receive the related interest payment on the related interest payment date).

“Applicable Premium” means with respect to a Note the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a) the present value at such redemption date of (i) 100% of the principal amount of such Note on the Par Call Date, plus (ii) all required interest payments due on such Note to and including the Par Call Date (excluding accrued but unpaid interest to the redemption date), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 40 basis points; over

(b) the outstanding principal amount of such Note; in each case, as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate.

“Par Call Date” means January 1, 2033.

On or after the Par Call Date, the Issuers may redeem the 2033 Notes, in whole or in part, at the Issuers’ option, on at least 10 days’ but not more than 30 days’ prior notice to the registered holders thereof at a redemption price equal to 100% of the principal amount of such 2033 Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2033 Notes on a record date to receive the related interest payment on the related interest payment date).

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

Terms Applicable to the 2053 Notes
Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.
Principal Amount:	$1,500,000,000
Title of Securities:	5.250% Senior Secured Notes due 2053
Final Maturity Date:	April 1, 2053
Coupon:	5.250%
Benchmark Treasury:	1.875% due November 15, 2051
Benchmark Treasury Price and Yield:	88-31; 2.396%
Spread to Benchmark Treasury:	+290 basis points
Yield to Maturity:	5.296%
Issue Price:	99.300%, plus accrued and unpaid interest, if any, from March 15, 2022
Interest Payment Dates:	April 1 and October 1
Record Dates:	March 15 and September 15
First Interest Payment Date:	October 1, 2022
CUSIP Number:	161175 CK8
ISIN Number:	US161175CK86
Optional Redemption:

Prior to the Par Call Date (as defined below), the 2053 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 10 days’ but not more than 30 days’ prior notice to each Holder of the 2053 Notes to be redeemed, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) plus accrued but unpaid interest to but excluding the redemption date (subject to the rights of Holders of the 2053 Notes on a record date to receive the related interest payment on the related interest payment date).

“Applicable Premium” means with respect to a Note the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

(a) the present value at such redemption date of (i) 100% of the principal amount of such Note on the Par Call Date, plus (ii) all required interest payments due on such Note to and including the Par Call Date (excluding accrued but unpaid interest to the redemption date), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 45 basis points; over

(b) the outstanding principal amount of such Note; in each case, as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate.

“Par Call Date” means October 1, 2052.

On or after the Par Call Date, the Issuers may redeem the 2053 Notes, in whole or in part, at the Issuers’ option, on at least 10 days’ but not more than 30 days’ prior notice to the registered holders thereof at a redemption price equal to 100% of the principal amount of such 2053 Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2053 Notes on a record date to receive the related interest payment on the related interest payment date).

Terms Applicable to the 2063 Notes
Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.
Principal Amount:	$1,000,000,000
Title of Securities:	5.500% Senior Secured Notes due 2063
Final Maturity Date:	April 1, 2063
Coupon:	5.500%
Benchmark Treasury:	1.875% due November 15, 2051
Benchmark Treasury Price and Yield:	88-31; 2.396%
Spread to Benchmark Treasury:	+315 basis points
Yield to Maturity:	5.546%
Issue Price:	99.255%, plus accrued and unpaid interest, if any, from March 15, 2022
Interest Payment Dates:	April 1 and October 1
Record Dates:	March 15 and September 15
First Interest Payment Date:	October 1, 2022

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

CUSIP Number:	161175 CL6
ISIN Number:	US161175CL69
Optional Redemption:

Prior to the Par Call Date (as defined below), the 2063 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 10 days’ but not more than 30 days’ prior notice to each Holder of the 2063 Notes to be redeemed, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) plus accrued but unpaid interest to but excluding the redemption date (subject to the rights of Holders of the 2063 Notes on a record date to receive the related interest payment on the related interest payment date).

“Applicable Premium” means with respect to a Note the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a) the present value at such redemption date of (i) 100% of the principal amount of such Note on the Par Call Date, plus (ii) all required interest payments due on such Note to and including the Par Call Date (excluding accrued but unpaid interest to the redemption date), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 50 basis points; over

(b) the outstanding principal amount of such Note; in each case, as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate.

“Par Call Date” means October 1, 2062.

On or after the Par Call Date, the Issuers may redeem the 2063 Notes, in whole or in part, at the Issuers’ option, on at least 10 days’ but not more than 30 days’ prior notice to the registered holders thereof at a redemption price equal to 100% of the principal amount of such 2063 Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2063 Notes on a record date to receive the related interest payment on the related interest payment date).

Terms Applicable to Each Series of Notes
Use of Proceeds:	The Issuers intend to use the net proceeds from this offering for general corporate purposes, including to fund potential buybacks of Class A common stock of Charter Communications, Inc. and common units of Charter Communications Holdings, LLC, a subsidiary of Charter Communications, Inc., to repay certain indebtedness and to pay related fees and expenses.
Joint Book-Running Managers:

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

Deutsche Bank Securities Inc.

Citigroup Global Markets Inc.

BofA Securities, Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Credit Suisse Securities (USA) LLC

Goldman Sachs & Co. LLC

RBC Capital Markets, LLC

TD Securities (USA) LLC

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

Credit Agricole Securities (USA) Inc.

U.S. Bancorp Investments, Inc.

Cabrera Capital Markets LLC

Castle Oak Securities, L.P.

LionTree Advisors LLC

MFR Securities, Inc.

Multi-Bank Securities, Inc.

Trade Date:	March 10, 2022
Settlement Date:

March 15, 2022 (T+3)

We expect that delivery of the 2033 Notes, the 2053 Notes and the 2063 Notes (together, the “Notes”) will be made to investors on or about March 15, 2022, which will be the third business day following the date of this Pricing Term Sheet (such settlement cycle being herein referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date that is two business days preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes hereunder during such period should consult their advisors.

Distribution:	SEC Registered (Registration No. 333-251186)

The Issuers and the guarantors have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuers and the guarantors have filed with the SEC for more complete information about the Issuers, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained by contacting J.P. Morgan Securities LLC, 383 Madison Avenue New York, NY 10179, Telephone: 212-834-4533, Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department; Telephone: 866-718-1649, E-mail: prospectus@morganstanley.com, or Wells Fargo Securities, LLC, 550 South Tyron Street, 5th Floor, Charlotte, NC 28202, Attention: Transaction Management; Telephone: 800-645-3751, E-mail: tmgcapitalmarkets@wellsfargo.com.